                                                                       EXHIBIT 5



                        [BARNES & THORNBURG LETTERHEAD]



                                                                January 28, 1998

WAVEPHORE, INC.
3311 North 44th Street
Phoenix, Arizona 85018

Re:      Registration of Common Shares

Gentlemen:

         We have acted as special Indiana counsel to WavePhore, Inc., an Indiana corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "1933 Act"), relating to the registration of up to 454,654 of the Company's Common Shares, without par value (the "Shares"), for resale by Paracel Online Systems, Inc., a California corporation ("Paracel"), which were previously acquired by Paracel pursuant to that certain Agreement for the Purchase and Sale of Assets dated May 29, 1997, as amended by that certain Amendment No. 1 thereto dated January 12, 1998, by and among the Company, WavePhore Newscast, Inc., a Delaware corporation, Paracel and Paracel, Inc., a California corporation (the "Agreement").

         In rendering the opinions set forth herein, we have limited our factual inquiry to (i) reliance on a certificate of the Secretary of the Company, (ii) reliance on the facts and representations contained in the Registration Statement, including without limitation those relating to the number of the Company's Common Shares, without par value, which are authorized, issued or reserved for issuance upon conversion or exercise of preferred shares, warrants and options, and (iii) such documents, corporate records and other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including without limitation a certificate issued by the Secretary of State of the State of Indiana dated January 28, 1998, attesting to the corporate existence of the Company in the State of Indiana.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. In rendering the opinion expressed below, we have assumed that the Shares (i) will conform in all material respects to the description thereof set forth in the Registration Statement, (ii) were issued and delivered in accordance with the terms of the Agreement, and (iii) were issued pursuant to an exemption from the registration requirements of the 1933 Act pursuant to Section 4(2) of the 1933 Act.

WAVEPHORE, INC.
January 28, 1998
Page 2



         Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the current internal laws of the State of Indiana (without giving effect to any conflict of law principles thereof), and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion is based on the laws in effect and facts in existence on the date of this letter, and we assume no obligation to revise or supplement this letter should the law or facts, or both, change.

         This opinion is intended solely for the use of the Company in connection with the registration of the Shares. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of Barnes & Thornburg; provided, however, that we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to Barnes & Thornburg contained in the Registration Statement.

                                                          Very truly yours,


                                                          /s/ Barnes & Thornburg